EXHIBIT 99.1

ATMI Director Decides to Not Seek Reelection

DANBURY, Conn., April 9, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) reported today in its Proxy Statement filed with the Securities and Exchange Commission that Mr. Frederick C. Flynn, Jr. decided to not seek reelection as a Director of the Company.

Dr. Eugene Banucci, ATMI Chairman, said, "Mr. Flynn joined our Board five years ago. He recently accepted the position of Director of Administration of the City of Stamford, CT, a very demanding and time-consuming role. As a result of this development and considering his other outside Board activities, he felt that his restricted availability currently precludes him from continuing to devote the time required to also be ATMI's Audit Committee chairman and an actively involved Board member of the Company. During his tenure, Fred's experience, ideas, and passion helped improve the practices of the Company's Audit Committee. I speak for the whole Board in wishing him well in his new endeavors."

Mr. Doug Neugold, ATMI Chief Executive Officer, said, "Starting from his election as a Director, Fred's broad business experience and pragmatic approach enabled him to make valuable contributions to the Company and our management team. His contributions are greatly appreciated, and we will miss the insights and the mentoring he provided, especially to our Finance team."

About ATMI

ATMI, Inc. provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo are trademarks, or registered trademarks, of Advanced Technology Materials, Inc., in the United States, other countries or both.

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CONTACT:  ATMI, Inc.
          Dean Hamilton, Director, ATMI Investor Relations
           & Corporate Communications
          203.207.9349
          203.794.1100 x4202
          dhamilton@atmi.com